UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 11-K
                            -------------------------

            ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001

                         Commission File Number 0-26876




            A. Full title of the plan and the address of the plan, if
                 different from that of the issuer named below:

             OAK HILL FINANCIAL, INC. 401(K) AND PROFIT SHARING PLAN
                              14621 State Route 93
                               Jackson, Ohio 44640


          B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                            OAK HILL FINANCIAL, INC.
                              14621 State Route 93
                               Jackson, Ohio 44640




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                        FINANCIAL STATEMENTS AND EXHIBITS


The following financial statements and exhibits are filed as part of this annual report:

    Exhibit 23      Consent of Independent Public Accountant
    Exhibit 99 Financial Statements and schedule of the Oak Hill Financial, Inc. 401(k) and Profit Sharing Plan for the years ended December 31, 2001 and 2000



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                                   SIGNATURES


The Plan. Pursuant to the requirements of the Securities and Exchange Act of 1934, Oak Hill Financial, Inc., the Plan Sponsor and Named Fiduciary, has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             OAK HILL FINANCIAL, INC. 401(K)
                                               AND PROFIT SHARING PLAN

                                             By:  Oak Hill Financial, Inc.


Date:  June 28, 2002                         By:  /s/ H. Tim Bichsel
       -------------                              ------------------
                                             H. Tim Bichsel
                                             Secretary